SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             Donaldson Company, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:



                                [LOGO] DONALDSON


                             DONALDSON COMPANY, INC.
                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS



TIME:              10:00 a.m., central time, Friday, November 15, 1996

PLACE: Lutheran Brotherhood Auditorium, 625 Fourth Avenue South, Minneapolis, Minnesota.

ITEMS OF           (1) Election of three directors;
BUSINESS:
                   (2) Ratification of Ernst & Young LLP as independent auditors of the Company; and

                   any other business that properly comes before the meeting.

RECORD DATE:       Stockholders of record at the close of business on
                   September 27, 1996 are entitled to notice of and to vote at the meeting or any adjournment. A list of such shareholders will be available prior to the meeting at the office of the Company, 1400 West 94th Street, Minneapolis, Minnesota for examination by any such stockholder for any purpose germane to the meeting.

                                       By Order of the Board of Directors

                                       /s/ Norman C. Linnell
                                       Norman C. Linnell
                                       Secretary

                   Dated: October 15, 1996



                                   IMPORTANT

YOU CAN HELP US PREPARE FOR THE MEETING AND ELIMINATE EXTRA EXPENSE -- WHETHER YOU HAVE A FEW SHARES OR MANY -- IF YOU WILL COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR PROMPT REPLY WILL ELIMINATE EXTRA EXPENSE IN SOLICITING YOUR PROXY.



                             DONALDSON COMPANY, INC.
                              1400 WEST 94TH STREET
                          MINNEAPOLIS, MINNESOTA 55431

                                 PROXY STATEMENT
                          MAILING DATE OCTOBER 15, 1996


SOLICITATION OF PROXIES
The enclosed proxy is solicited by and on behalf of the Board of Directors of Donaldson Company, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on November 15, 1996, and at any adjournments thereof. The person signing a proxy may revoke it any time before it is exercised. Each valid proxy received prior to the meeting will be voted according to the stockholder's directions.

The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by the use of the mails, there may be incidental personal solicitations by telephone, special communications or in person, by officers, directors and regular employees of the Company who will not receive additional compensation therefor. The Company will reimburse banks, brokerage firms and other nominees, custodians and fiduciaries for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of stock. This proxy statement and the accompanying proxy are first being mailed to stockholders on or about October 15, 1996.

VOTING SECURITIES
Stockholders of record as of the close of business on September 27, 1996 will be entitled to vote at the meeting. The Company then had approximately 25,161,436 shares of Common Stock outstanding, each of which entitles its holder to one vote. Representation at the meeting of a majority of the outstanding shares is required for a quorum.

If an executed proxy card is returned and the stockholder has abstained from voting on any matter or, in the case of the election of directors has withheld authority to vote with respect to any or all of the nominees, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter or, in the case of the election of directors, in favor of such nominee or nominees. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

Shares of Common Stock credited to the accounts of participants in the Automatic Dividend Reinvestment Program of the Company have been added to the participants' other holdings and included in the enclosed proxy. Participants in the Company's employee benefit plans are entitled to instruct the plan trustee on how to vote all shares of Donaldson Common Stock allocated to their accounts under the plans and will receive a separate voting instruction card for voting such shares. Shares for which the trustee receives no voting instructions from participants, including unallocated shares held in the employee stock ownership plan ("ESOP"), will be voted by the trustee in the same proportion as shares for which instructions are received.


                              SECURITY OWNERSHIP

Set forth below is information regarding persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company based on the number of shares of Common Stock outstanding on September 27, 1996:

 NAME AND ADDRESS                            AMOUNT AND NATURE       PERCENT
OF BENEFICIAL OWNER                       OF BENEFICIAL OWNERSHIP    OF CLASS
-------------------                       -----------------------    --------
Donaldson Company, Inc.
Employee Stock Ownership Plan...............     3,743,407(1)          14.9%
  c/o Fidelity Management Trust Company
  82 Devonshire Street
  Boston, MA 02109

Pioneering Management Corporation...........     2,412,800(2)           9.6%
  60 State Street
  Boston, MA 02109

First Bank System, Inc......................     1,517,828(3)           6.0%
  601 Second Avenue South
  Minneapolis, MN 55402

Mario J. Gabelli............................     1,266,850(4)           5.0%
  One Corporate Center
  Rye, NY 10580-1434

----------------------------
(1) These shares are held in trust for the benefit of participants in the Company's ESOP for which Fidelity Management Trust Company is the trustee and claims no voting or investment power over the indicated shares. (See also discussion above on voting rights under employee benefit plans.)

(2) Pioneering Management Corporation is a registered investment adviser with sole voting power with respect to all 2,412,800 shares and shared investment power with respect to all 2,412,800 shares. Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission by Pioneering Management Corporation with respect to shares held as of January 26, 1996.

(3) First Bank System, Inc. is a holding company for one or more subsidiary banks which have sole voting power with respect to 617,168 shares; shared voting power with respect to 513,579 shares; sole investment power with respect to 576,414 shares and shared investment power with respect to 911,156. Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission by First Bank Systems, Inc. with respect to shares held as of December 31, 1995.

(4) Mario J. Gabelli directly or indirectly controls various entities which are primarily investment advisors and which generally have sole investment and voting power as to the shares owned by the individual entity. Information is based solely on a Schedule 13D filed with the Securities and Exchange Commission by Mario J. Gabelli with respect to shares held as of July 19, 1996.

The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by each director, each of the Named Officers and all executive officers and directors of the Company as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.

                                        TOTAL        PERCENT      EXERCISABLE
NAME OF INDIVIDUAL OR GROUP           SHARES (1)     OF CLASS       OPTIONS
---------------------------           ----------     --------     -----------
William A. Hodder                     1,237,590        4.9          441,022
William G. Van Dyke                     419,513        1.7          239,266
Nickolas Priadka                        109,494         *            54,490
James R. Giertz                          39,030         *            20,000
Lowell F. Schwab                         21,159         *             9,548
C. Angus Wurtele.                        17,823         *             8,000
Kendrick B. Melrose                      17,055         *             8,000
S. Walter Richey                         16,908         *             8,000
Stephen W. Sanger                        13,166         *             8,000
Jack W. Eugster                          11,137         *             6,000
Michael R. Bonsignore                     9,196         *             8,000
F. Guillaume Bastiaens                    2,946         *             2,000
Paul B. Burke                             1,000         *                 0
Janet M. Dolan                              165         *                 0
Directors and Officers as a Group     2,175,971        8.6          949,677

------------------------
* Less than 1%

(1) Includes restricted shares, shares held in trust (including the ESOP allocation for years prior to F'96) and the shares underlying options exercisable within 60 days, as listed under the Exercisable Options column. The total shares for Mr. Van Dyke includes 632 shares held in a family trust of which Mr. Van Dyke is the trustee and 4,128 shares held by Mr. Van Dyke's wife.


                            ELECTION OF DIRECTORS

The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than 15 directors and that the number of directors may be fixed from time to time by the affirmative vote of a majority of the directors. At its meeting of September 20, 1996, the Board of Directors fixed the number of directors constituting the entire Board at ten. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of the stockholders. The terms of F. Guillaume Bastiaens, Janet M. Dolan and S. Walter Richey expire at the annual meeting. Mr. Richey was elected a director at the 1993 annual meeting, Mr. Bastiaens was elected by the Board effective September 1, 1995 and Ms. Dolan was elected by the Board effective July 26, 1996. It is intended that proxies received will be voted, unless authority is withheld, FOR the election of the nominees presented on Page 4, namely F. Guillaume Bastiaens, Janet M. Dolan and S. Walter Richey. The election of each nominee requires the affirmative vote of the holders of a plurality of the shares cast in the election of directors.

The Board of Directors meets on a regularly scheduled basis. During the past fiscal year the Board held six meetings. Each director attended at least 75% of the aggregate of the Board meetings and meetings of Board committees on which each served.

The Board of Directors has assigned certain responsibilities to standing committees. The Audit Committee composed of directors Janet M. Dolan, Jack W. Eugster, Kendrick B. Melrose, S. Walter Richey and Stephen W. Sanger (Chairperson), all non-employee directors, held two meetings during the past fiscal year. Functions of the Audit Committee include: recommending to the Board of Directors independent public auditors for the Company, reviewing the scope and results of the auditors' examination, and reviewing the internal audit program, adequacy of internal controls, and adherence to applicable legal, ethical and regulatory requirements.

The Human Resources Committee, composed of directors Michael R. Bonsignore, Paul B. Burke, Jack W. Eugster, Kendrick B. Melrose, Stephen W. Sanger, and
C. Angus Wurtele (Chairperson), all non-employee directors, held six meetings during the past fiscal year. The functions of this committee include review of management development, approval of compensation arrangements for senior management and administration of the Company's stock compensation plans.

The Committee on Directors' Affairs, composed of directors Michael R. Bonsignore (Chairperson), Paul B. Burke, Janet M. Dolan, S. Walter Richey, and C. Angus Wurtele, all non-employee directors, held one meeting during the past fiscal year. The committee's duties are to review the organization of the Board and its committees, remuneration arrangements for the directors, propose to the Board a slate of directors for election by the stockholders at each Annual Meeting and propose candidates to fill vacancies on the Board. The Committee will consider nominees for director recommended by stockholders. Recommendations should be addressed to the Secretary, Donaldson Company, Inc., P.O. Box 1299, Minneapolis, MN 55440. Any proposal by a stockholder for the nomination of a candidate for director at the annual meeting for the election of directors is required by the Company's Bylaws to be submitted in writing to the Secretary and received at the principal executive offices of the Company not less than sixty days nor more than 90 days prior to the date of the annual meeting.

The Board of Directors has no reason to believe that any nominees will be unavailable or unable to serve, but in the event any nominee is not a candidate at the meeting, the persons named in the enclosed proxy intend to vote in favor of the remaining nominees and of such other person, if any, as they may determine.

The table below and on the following page sets forth additional information with respect to each nominee for election as a director and each other person whose term of office as a director will continue after the meeting.

                                            NOMINEES FOR ELECTION

NAME                                                  PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
----                             --------------------------------------------------------------------------------------
FOR A TERM EXPIRING IN 1999:

F. Guillaume Bastiaens           Executive Vice President (1995) and President, Food Sector and Chief Technology Officer
  Age - 53                       of Cargill, Incorporated (Agribusiness). Also, a director of Cargill, Incorporated.
  Director since 1995

Janet M. Dolan                   Executive Vice President (1996) of Tennant Company (manufacturer of floor maintenance
  Age - 47                       equipment and coating products). Previously Sr. Vice President, Secretary and General
  Elected a Director             Counsel of Tennant Company. Also, a director of William Mitchell College of Law.
  effective July 26, 1996

S. Walter Richey                 Chief Executive Officer and President of Meritex, Inc. and its predecessor corporation
  Age - 60                       Space Center Company (owns and manages business properties and distribution centers).
  Director since 1991            Also, a director of Meritex, Inc., First Bank Systems, Inc. and BMC Industries, Inc.



                        DIRECTORS CONTINUING IN OFFICE

NAME                                             PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
----                        ------------------------------------------------------------------------------------
TERMS EXPIRING IN 1997:

Michael R. Bonsignore       Chairman (1993) and Chief Executive Officer of Honeywell Inc. (1993) (manufacturer
  Age - 55                  of electronic controls). Previously Executive Vice President and Chief Operating
  Director since 1988       Officer of Honeywell Inc. Also, a director of Cargill, Incorporated and The St. Paul
                            Companies, Inc.

Jack W. Eugster             Chairman, President and Chief Executive Officer of Musicland Stores Corp. (retail
  Age - 51                  consumer products). Also, a director of Damark, Inc., Midwest Resources Company,
  Director since 1993       and Shopko Stores, Inc.

William G. Van Dyke         President and Chief Operating Officer of the Company. (1994) Previously, Executive
  Age - 51                  Vice President (1992) and Vice President -- Industrial Group of the Company. Also,
  Director since 1994       a director of Graco Inc.

C. Angus Wurtele            Chairman of the Board of The Valspar Corporation (paint products). Also, a director
  Age - 62                  of Bemis Co. Inc., and General Mills, Inc.
  Director since 1981

TERMS EXPIRING IN 1998:

Paul B. Burke               Chairman, (1995) Chief Executive Officer and President of BMC Industries, Inc.
  Age - 40                  (manufacturer of precision imaged and optical products). Also, a director of Apogee
  Elected a Director        Enterprises, Inc. and The Optical Manufacturers Association.
  July 26, 1996

Kendrick B. Melrose         Chairman and Chief Executive Officer of The Toro Company (manufacturer of outdoor
  Age - 56                  maintenance products). Also, a director of The Valspar Corporation, BSI Corporation
  Director since 1991       and Jostens, Inc.

Stephen W. Sanger           Chairman and Chief Executive Officer of General Mills, Inc. (1995) (consumer products
  Age - 50                  and services). Previously, an executive officer of various groups and divisions of
  Director since 1992       General Mills, Inc. Also, a director of Dayton Hudson Corporation.



DIRECTOR COMPENSATION
Directors who are not employees receive a retainer fee of $18,000 annually and are paid $1,000 for each Board or Committee meeting attended. Committee Chairmen receive an additional annual retainer of $2,500. Pursuant to the Company's Compensation Plan for Non-Employee Directors, any non-employee director may elect, prior to each year of his term, to defer all or part of his director compensation received during the year. Each participating director is entitled to a company credit on the balance in his deferral account at the same rate as the company credit under the Fixed Income Fund of the Salaried Employees' Retirement Savings Plan. The deferral election must also specify the manner for distribution of the deferral balance.

The 1991 Master Compensation Plan, as amended, provides for the issuance of restricted shares to non-employee directors in lieu of 30% of the annual retainer for services as a Director to be rendered in the following service year and allows an election to receive restricted shares in lieu of all or part of the remaining retainer and meeting fees. Transfer of the shares is restricted until the earliest of retirement, disability, termination of service (with consent of the Board), death or a change in control of the Company.

The Company also has a nonqualified pension plan for non-employee directors which provides for an annual retirement benefit for directors, who have served at least five years, in an amount equal to the final annual retainer fee received for services as a director. Such annual benefit is payable in a lump sum or, at the election of the director, over a maximum fifteen year period or such shorter period as is equal to the number of years of service on the Board and provides for a benefit in the event of death.

The Company's Non-Qualified Stock Option Program for Non-employee Directors provides for the automatic grant of a non-qualified stock option for 2,000 shares of Common Stock to each non-employee Director of the Company who is a member of the Board between the dates of December 1 and December 22 each year. The exercise price of such options is the closing price of Common Stock in consolidated trading on the first business day of December in the respective year. The options are exercisable on and after December 22 of the respective year and have a term of ten years.


                             INDEPENDENT AUDITORS

Upon recommendation of its Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent public accountants to audit the books and accounts of the Company for the fiscal year ending July 31, 1997, such appointment to continue at the pleasure of the Board of Directors and subject to ratification by the stockholders. Ernst & Young LLP has audited the books and accounts of the Company since 1951. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Board will appoint other independent auditors for the subsequent fiscal year.

The Board of Directors recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending July 31, 1997.


                            EXECUTIVE COMPENSATION

The following table sets forth as to each person who was at the end of fiscal 1996, the Chief Executive Officer and the other four most-highly compensated executive officers of the Company information concerning the cash and noncash compensation for services rendered to the Company for each of the last three fiscal years (the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION (1)              LONG TERM COMPENSATION
                                         ------------------------    --------------------------------------
                                                                             AWARDS               PAYOUTS
                                                                     ----------------------    -------------
                                                                     RESTRICTED     STOCK
                                                                       STOCK        OPTIONS                      ALL OTHER
NAME AND PRINCIPAL            FISCAL                                  AWARD(S)     (SHARES)    LTIP PAYOUTS    COMPENSATION
POSITION                       YEAR      SALARY ($)     BONUS ($)       ($)           (2)         ($) (3)         ($) (4)
------------------            ------     ----------     ---------    ----------    --------    ------------    ------------
WILLIAM A. HODDER              1996       571,154        820,000         0             0          515,625         162,078
 Chairman and Chief            1995       518,269        660,000         0          120,722       477,125         162,044
 Executive Officer             1994       464,423        488,205         0           88,608          0            121,723

WILLIAM G. VAN DYKE            1996       385,000        462,000         0           54,362       190,125         121,960
 President and Chief           1995       340,692        420,000         0           30,000       136,938         105,227
 Operating Officer             1994       275,000        232,690         0           48,058          0             63,988

JAMES R. GIERTZ                1996       220,000        181,229      315,625(5)     15,300          0             50,434
 Senior Vice President and     1995       174,615        165,870         0           25,000          0               0
 Chief Financial Officer       1994          0              0            0             0             0               0

NICKOLAS PRIADKA               1996       169,117        108,165         0           10,300       129,050          37,174
 Senior Vice President,        1995       149,616         97,771      108,675(5)     10,000        92,340          34,159
 OEM Engine                    1994       136,423         70,179         0           21,216          0             18,000

LOWELL F. SCHWAB               1996       148,808         88,911         0            8,148          0             32,546
 Senior Vice President,        1995       128,340         81,400      108,675(5)      7,200          0             29,018
 Operations                    1994        99,638         20,237         0            2,000          0               0

---------------------

(1)    Includes any portion deferred under the Management Compensation Plan.

(2)    Shares adjusted for stock splits.

(3) Earned under the Company's 1991 Master Stock Compensation Plan during the three-year period ending in the fiscal year in which the payout is listed. Payout is in the Company's common stock and delivered during the following fiscal year.

(4) Amounts in this column represent the dollar value of share allocations under the Company's ESOP and benefits in excess of the limits established by Section 415 of the Internal Revenue Code contributed by the Company to an unqualified supplemental plan. The amounts for fiscal 1996 are:



NAME                     ESOP       ESOP (SUPL.)
----                     ----       ------------

William A. Hodder       $19,390       $142,688
William G. Van Dyke      19,390        102,570
James R. Giertz          19,390         31,044
Nickolas Priadka         19,390         17,784
Lowell F. Schwab         19,390         13,156


(5) Amounts in the Restricted Stock Award column represent the dollar value of grants of restricted stock under the Company's 1991 Master Stock Compensation Plan. Regular dividends are paid on the restricted shares. At the end of fiscal 1996, the number and value of the aggregate restricted stockholdings for the Named Officers were: William A. Hodder, 0, $0; William G. Van Dyke, 16,200, $421,200; James R. Giertz, 12,500,
       $325,000; Nickolas Priadka, 12,300, $319,800; Lowell F. Schwab, 4,200,
       $109,200.


                        OPTIONS GRANTED IN FISCAL 1996

                                                                                   POTENTIAL REALIZABLE VALUE AT
                                                                                   ASSUMED ANNUAL RATES OF STOCK
                                                                                   PRICE APPRECIATION FOR OPTION
                                          INDIVIDUAL GRANTS (1)                                TERM (3)
                      --------------------------------------------------------    --------------------------------
                       NUMBER OF      % OF TOTAL
                         SHARES        OPTIONS
                       UNDERLYING     GRANTED TO     EXERCISE
                        OPTIONS       EMPLOYEES       OR BASE      EXPIRATION
NAME                  GRANTED (2)     IN FY 1996     PRICE ($)        DATE        0% ($)     5% ($)      10% ($)
----                  -----------     ----------     ---------     ----------     ------    -------     --------
William A. Hodder             0             0             N/A            N/A       N/A          N/A           N/A
William G. Van Dyke      31,500          17.0          24.750       12/21/05         0      490,922     1,244,450
                         22,862 (4)      12.3          26.250       12/14/03         0      270,247       640,541
James R. Giertz          15,300           8.3          24.750       12/21/05         0      238,448       604,447
Nicolas Priadka          10,300           5.6          24.750       12/21/05         0      160,524       406,915
Lowell F. Schwab          7,300           3.9          24.750       12/21/05         0      113,769       288,396
                            848 (4)        .5          26.500       07/26/03         0        9,319        21,781

(1)    No stock appreciation rights ("SARs") have been granted.

(2) All grants (other than as noted in footnote (4)) during the period were non-qualified stock options granted at the market value on date of grant for a term of ten years, vesting in four equal annual installments beginning 12/21/96, and were granted with the right to use shares in lieu of the exercise price and to satisfy any tax withholding obligations.

(3) These amounts represent certain assumed rates of appreciation over the full term of the option. The value ultimately realized, if any, will depend on the amount that the market price of the Company's stock exceeds the exercise price on date of sale.

(4) These grants were made to individuals who exercised an option during fiscal 1996 and made payment of the purchase price using shares of previously owned Company stock. This restoration or "reload" grant is for the number of shares equal to the shares used in payment of the purchase price or withheld for tax withholding. The option price is equal to the market value of the Company's stock on the date of exercise and will expire on the same date as the original option which was exercised. These options, which are the result of such a restoration, do not contain the reload feature.



                     AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND YEAR END OPTION VALUES

                                                            NUMBER OF SHARES                 VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED              IN-THE-MONEY OPTIONS
                                                            OPTIONS AT FY-END                    AT FY-END (2)
                           SHARES         VALUE       -----------------------------     -----------------------------
                        ACQUIRED ON      REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
NAME                    EXERCISE (1)       ($)         (SHARES)         (SHARES)            ($)              ($)
----                    ------------     --------     -----------     -------------     -----------     -------------
William A. Hodder             0              N/A        441,022            0             2,659,610           0

William G. Van Dyke        25,600        142,400        239,266          31,500          1,578,167         39,375

James R. Giertz               0              N/A         20,000          25,300             36,250         19,125

Nickolas Priadka              0              N/A         54,490          10,300            305,633         12,875

Lowell F. Schwab            1,000          7,938          9,548           8,800             35,132         18,157

------------------------
(1) The number of shares shown in this column is larger than the number of shares actually acquired on exercise. The actual number of shares received is reduced by the number of shares delivered in payment of the exercise price and shares withheld to cover withholding taxes.

(2) This value is based on the difference between the exercise price of such options and the closing price of Company Common Stock as of fiscal year-end 1996.



             LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR


                                                               ESTIMATED FUTURE PAYOUTS
                         NUMBER OF         PERFORMANCE             UNDER NON-STOCK
                       SHARES, UNITS    OR OTHER PERIOD            PRICE-BASED PLAN
                          OR OTHER      UNTIL MATURATION   -------------------------------
NAME                     RIGHTS (1)        OR PAYOUT       THRESHOLD    TARGET     MAXIMUM
----                   -------------    ----------------   ---------    ------     -------
William A. Hodder          3,533        8/1/95 - 7/31/98     1,767       3,533      5,300
William G. Van Dyke        6,800        8/1/95 - 7/31/98     3,400       6,800     10,200
James R. Giertz            3,100        8/1/95 - 7/31/98     1,550       3,100      4,650
Nickolas Priadka           2,500        8/1/95 - 7/31/98     1,250       2,500      3,750
Lowell F. Schwab           2,100        8/1/95 - 7/31/98     1,050       2,100      3,150

------------------------
(1) Awards are of Performance Units, each of which represents the right to receive one share of the Company's common stock. Awards are earned only if the Company achieves the minimum Performance Objectives and the Award Value will be based on a weighting of compound corporate net sales growth and after-tax return on investment over the three year period. The amounts shown in the table under the headings "Threshold", "Target" and "Maximum" are amounts awarded at 50%, 100% and 150% of the targeted award. The award may also be adjusted upward by 25% for consistency if earnings per share increase in each of the three year period by at least 5%.


          HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Human Resources Committee of the Board of Directors, consisting of six independent outside directors, ("the Committee") is responsible for establishing the compensation programs for the Company's, executive officers. The objectives of the Company's executive compensation program are to:

*      attract and retain the best executives available in our industry;

* motivate and reward executives responsible for attaining the financial and strategic objectives essential to the Company's long-term success and continued growth in stockholder value;

* promote a pay-for-performance philosophy by placing significant portions of pay at risk and requiring outstanding results for payment at the threshold level;

* obtain an appropriate balance between short-term and long-term results based on the executive's influence and impact;

* align the interests of executives with those of the Company's stockholders by providing a significant portion of compensation in the form of Company common stock. Common stock ownership objectives have been established for all executive officers ranging from five to ten times base salary.

BASE SALARIES. Base salaries for all executives are reviewed annually based on performance and market conditions. A performance appraisal is required for all executives of the Company. The Committee approves and/or determines the annual base salary increases for all senior executives based on performance of the executive and external market data. Our objective is that base salaries should approximate the mid-point (average) of senior executives of manufacturing companies of similar size in the United States. The Company uses nationally known consultant surveys for external market data.

ANNUAL CASH INCENTIVE. Executive officers are eligible for target awards under the annual incentive program that range up to 60% of base salary. The size of the target award is determined by the executive officer's position and competitive data for similar positions at the peer and cross-industry companies as presented in the same nationally recognized surveys as are used for the base salary. The Company sets aggressive performance goals and, in keeping with the strong performance-based philosophy, the resulting awards decrease or increase substantially if actual Company performance fails to meet or exceed targeted levels. Payments can range from 0% to 200% of the target awards. Executive officers have up to 100% of their annual cash incentive opportunity linked to achieving record Earnings Per Share (EPS).

Consequently, executive officers must obtain record EPS, thereby increasing stockholder value, to receive a competitive annual cash incentive.


LONG-TERM INCENTIVE COMPENSATION. The Long-Term Performance Award program is based on three-year compounded growth in net sales at an after tax Return on Investment that exceeds the Company's weighted cost of capital. Under this program, the Committee selected eligible executives and established an incentive opportunity as a percentage of base salary. In order for a participant to receive a payout, minimum performance must be attained. Payout for the 1994-1996 cycle is listed in the Compensation Table. The Committee occasionally grants restricted stock with a fixed restriction period usually five years, to insure retention of key executives. The Committee also believes that significant stock option grants encourage the executive officers to own and hold Donaldson stock and tie their long-term economic interests directly to those of the stockholders. Stock options are typically granted annually. In determining the number of shares covered by such options, the Committee takes into account position levels, base salary, and other factors relevant to individual performance but does not consider the amount and terms of options and restricted stock already held by the executive.

STOCK OWNERSHIP. Ownership of Donaldson stock is expected of Donaldson executives. The Committee believes that linking a significant portion of the executive's current and potential net worth to the Company's success, as reflected in the stock price, gives the executive a stake similar to the stockholders. The Committee has established stock ownership guidelines for the Named Officers and certain other executive officers, which encourage retention of shares obtained through the exercise of options. The guidelines range from five to ten times base salary. The goal of the Chief Executive Officer is ten times annual base salary. Mr. Hodder and Mr. Van Dyke currently exceed this ownership goal. Shares of stock received on exercise of all options during the fiscal year by the Named Officers of the Company were retained and therefore are subject to market risk.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Mr. Hodder's fiscal 1996 base salary and incentive award were determined by the Committee in accordance with the methodology described above.

       BASE SALARY. Mr. Hodder's base salary for fiscal 1996 was $571,154 which approximates the market mid-point for manufacturing companies of similar size.

       ANNUAL BONUS. Mr. Hodder's bonus award for fiscal 1996 was $820,000. Of this amount, $660,000 was earned under the annual incentive program based on EPS growth of 15.2% over the previous record of $1.45 earned in fiscal 1995. A discretionary bonus of $160,000 recognized outstanding performance.

       STOCK OPTIONS. Due to his planned retirement, Mr. Hodder did not receive the normal grant of stock options during fiscal 1996.

POLICY ON QUALIFYING COMPENSATION. The Company's policy is to preserve the tax deduction for compensation paid to its Chief Executive Officer and other senior executive officers. In accordance with this policy, in November 1994 the stockholders approved the material terms of the performance goals for payment of the cash bonus under the Company's Annual Cash Bonus Plan for Designated Executives.

CONCLUSION. The executive officer compensation program administered by the Committee provides incentive to attain strong financial performance and an alignment with stockholder interests. The Committee believes that the Company's compensation program focuses the efforts of Company executive officers on the continued achievement of growth and profitability for the benefit of the Company's stockholders.


      SUBMITTED BY THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

                         C. Angus Wurtele, Chairperson
                         Michael R. Bonsignore
                         Paul B. Burke
                         Jack W. Eugster
                         Kendrick B. Melrose
                         Stephen W. Sanger


                               PERFORMANCE GRAPHS

The following graphs compare the cumulative total stockholder return on the Company's Common Stock for the last five fiscal years and seven fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Index of Manufacturing Companies. The first graph assumes the investment of $100 in the Company's Common Stock and each of the indexes at the market close on fiscal year-end 1991 and the reinvestment of all dividends. The second graph assumes the investment of $100 in the Company's Common Stock and each of the indexes at the market close on fiscal year-end 1989 and the reinvestment of all dividends. The Company believes the second graph is useful in showing the cumulative total stockholder return over the seven year period of consecutive increases in earnings per share.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN




                          FISCAL YEARS ENDED JULY 31

                       1991        1992        1993        1994        1995        1996
                       ----        ----        ----        ----        ----        ----
Donaldson            $100.00     $131.00     $162.70     $217.28     $239.99     $223.50
S&P 500               100.00      112.79      122.64      128.96      162.64      189.58
S&P Manufacturing     100.00      104.39      118.46      137.81      188.82      223.42




               COMPARISON OF SEVEN YEAR CUMULATIVE TOTAL RETURN


[PLOT POINTS GRAPH]


                          FISCAL YEARS ENDED JULY 31

                       1989        1990        1991        1992        1993        1994       1995       1996
                       ----        ----        ----        ----        ----        ----       ----       ----
Donaldson            $100.00     $181.29     $209.95     $275.04     $341.57    $456.16    $503.83     $469.22
S&P 500               100.00      106.50      120.09      135.45      147.27     154.87     195.31      227.67
S&P Manufacturing     100.00      109.34      115.50      120.57      136.83     159.17     218.10      258.08



                              PENSION PLAN TABLE

                                              ANNUAL BENEFITS FOR YEARS OF SERVICE SHOWN
                               -------------------------------------------------------------------------
FINAL AVERAGE COMPENSATION     10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
--------------------------     --------     --------     --------     --------     --------     --------
$  200,000                     $ 30,000     $ 45,000     $ 60,000     $ 75,000     $ 90,000     $ 95,000
   400,000                       60,000       90,000      120,000      150,000      180,000      190,000
   600,000                       90,000      135,000      180,000      225,000      270,000      285,000
   800,000                      120,000      180,000      240,000      300,000      360,000      380,000
 1,000,000                      150,000      225,000      300,000      375,000      450,000      475,000
 1,200,000                      180,000      270,000      360,000      450,000      540,000      570,000


The executive officers are eligible for the Company's non-contributory Salaried Employees' Pension Plan which provides benefits based on length of service and final average compensation, defined as the five highest consecutive years of the last ten years of service. The amounts shown are for retirement at age 65 and are reduced by varying amounts (not exceeding one-half) of the annual social security benefit. Covered compensation for the named executive officers consists of the amounts shown under "Annual Compensation" in the Summary Compensation Table. As of fiscal year-end 1996, Messrs. Hodder, Van Dyke, Giertz, Priadka and Schwab had benefit service of 22, 24, 1, 26 and 19 years respectively. The table does not reflect the limitations imposed by the Internal Revenue Code (the "Code"). The Board of Directors established an Excess Benefit Plan which provides for supplemental payments to be made to certain executives on retirement so that they will receive, in the aggregate, the benefits they would be entitled to receive if such Code limitations did not apply.

At fiscal year-end 1996, the Company had a supplementary retirement benefit agreement with Mr. Hodder providing for fifteen annual payments, after retirement at age 65, to him or his beneficiaries. The size of the annual payment is based on his retirement date and upon the highest annual compensation earned by him from the Company prior to such date if the Company has not previously set a maximum level. The agreement provides for benefits in the event of death prior to retirement and there is progressive vesting of other benefits. Based on Mr. Hodder's retirement after fiscal year-end 1996, payments under the agreement will be $228,782 in the first year and then annual payments of $206,265.

The Company has a supplementary retirement benefit plan which is intended to assure that Messrs. Hodder, and Van Dyke will receive at least 60% of their average (five highest years) compensation upon retirement at age 65 with 2% reduction for each year in the event of early retirement after age 55. In determining whether the plan must supplement other retirement benefits to reach such level, the Company will consider the benefits described in the previous paragraph, the Pension Plan Table and footnote (5) to the Summary Compensation Table as well as 50% of primary Social Security and vested pension benefits from prior employers, if any. Assuming the plan is unchanged and employment until age 65, based on current compensation and payment levels from other plans, no payments would be made under the plan.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934
Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. To the Company's knowledge, based on a review of copies of such forms and written representations furnished to the Company during fiscal 1996, all Section 16(a) filing requirements applicable to the Company's directors and executive officers were satisfied.


                        CHANGE-IN-CONTROL ARRANGEMENTS

Each of the Named Officers has a severance agreement with the Company designed to retain the executive and provide for continuity of management in the event of an actual or threatened change of control in the Company (as defined in the agreements). The agreements provide that in the event of a change of control, each key employee would have specific rights and receive certain benefits if, within three years after a change in control, the employee is terminated without cause or the employee terminates voluntarily under "constructive involuntary" circumstances as defined in the agreement. In such circumstance the employee will receive a severance payment equal to three times the employee's annual average compensation calculated over the five years preceding such termination as well as continued health, disability and life insurance for three years after termination. The 1980 and 1991 Master Stock Compensation Plans, the supplementary retirement agreements and deferred income arrangements also provide for immediate vesting or payment in the event of termination under circumstances of a change in control.


                          1997 STOCKHOLDER PROPOSALS

In order for stockholders' proposals for the 1997 annual meeting of stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received in writing by submission to the Secretary of the Company at its principal office in Minneapolis, Minnesota no later than September 22, 1996 and not prior to August 22, 1996.


                                OTHER MATTERS

The Company is not aware of any matter, other than as stated above, which will or may properly be presented for action at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented by such proxies in accordance with their best judgment.

                                        By Order of the Board of Directors


                                        /s/ Norman C. Linnell
                                        Norman C. Linnell
                                        Secretary

October 15, 1996



DONALDSON COMPANY, INC.

[LOGO] DONALDSON

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William G. Van Dyke and Norman C. Linnell, and each of them, as proxies, with full power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Donaldson Company, Inc. to be held on November 15, 1996, and all adjournments thereof, to vote as designated on the matters referred to on the reverse side hereof and, in their discretion, on any other matters properly coming before said meeting. Dated: , 1996 Signatures (Please sign as name(s) appear on this proxy. If joint account, each joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate official, give your full title as such.)

                                   Dated: ______________________________, 1996

                                   ___________________________________________

                                   ___________________________________________
                                                  Signatures

                                   (Please sign as name(s) appear on this
                                   proxy. If joint account, each joint owner should sign. When signing as attorney attorney, executor, administrator, trustee guardian or corporate official, give your full title as such.)


            (Continued from and to be signed on the reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

1.   ELECTION OF DIRECTORS. Nominees: F.G. Bastiaens, J.M. Dolan, S.W. Richey

     [ ] VOTE FOR all nominees listed above; except vote withheld from following nominees (if any):

     [ ]  WITHHOLD VOTE from all nominees.

2.   RATIFY APPOINTMENT OF AUDITORS:

     [ ] FOR        [ ] AGAINST        [ ] ABSTAIN

3.   IN THEIR DISCRETION upon other matters as may come before the meeting.


                     PLEASE MARK, SIGN, DATE AND RETURN THIS
                   PROXY PROMPTLY USING THE ENCLOSED ENVELOPE